Exhibit 10.4
Universal Compression Partners, L.P.
Long-Term Incentive Plan
Grant of Options

Grantee:

Grant Date:	, 200

1.	Grant of Options. UCO GP, LLC on behalf of UCO General Partner, LP (the “Company”) hereby grants to you the right and option (“Options”) to purchase all or any part of an aggregate of [___] Common Units (“Units”) of Universal Compression Partners, L.P. on the terms and conditions set forth herein and in the Universal Compression Partners, L.P. Long-Term Incentive Plan (the “Plan”), which is incorporated herein by reference as a part of this Award Agreement (the “Agreement”). In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used but not defined in this Agreement shall have the meaning attributed to such terms under the Plan, unless the context requires otherwise.

2.	Purchase Price. The purchase price per Unit purchased pursuant to the exercise of the Options shall be $______, subject to adjustment as provided in the Plan, which is equal to the Fair Market Value of a Unit on the Grant Date.

3.	Vesting and Exercise of Option. Subject to the further provisions of this Agreement, the Options shall become vested in accordance with the following schedule, and may be exercised in an Exercise Month by written notice to the Company at its principal executive office addressed to the attention of its Secretary (or such other officer or employee of the Company as the Company may designate from time to time):

Vesting Date(s)	Vested Percentage(s)

An “Exercise Month” shall be any [March, May, August or November] coinciding with or following a date on which the Options become vested. Notwithstanding the above schedule, but subject to the further provisions hereof, upon the occurrence of the following events, the Options shall vest and become exercisable or forfeited as provided below:
(a)	Disability. If your employment with the Company terminates by reason of a disability that entitles you to benefits under the Company’s long-term disability plan, the Options shall become fully vested and, subject to the further provisions of this Agreement, may be exercised at any time during an Exercise Month that is within the one-year period following such termination by you or by your guardian or legal representative (or, if you die during such one-year period, by your estate or the person who acquires the Options by will or the laws of descent and distribution).
(b)	Death. If you die while in the employ of the Company, the Options shall become fully vested and, subject to the further provisions of this Agreement, your estate (or the person who acquires the Options by will or the laws of descent and distribution) may exercise the Options at any time during an Exercise Month that is within the one-year period following the date of your death.

(c)	Other Terminations. If your employment with the Company is terminated for any reason other than as provided in paragraphs 3(a) and (b) above, the Options, to the extent vested on the date of your termination, may be exercised, subject to the further provisions of this Agreement, at any time during an Exercise Month that is within the three-month period following such termination by you or by your guardian or legal representative (or by your estate or the person who acquires the Options by will or the laws of descent and distribution or otherwise by reason of your death if you die during such period), but only as to the vested number of Units, if any, that you were entitled to purchase hereunder as of the date your employment so terminates.

(d)	Change of Control. The Options shall become fully vested upon a Change of Control.
For purposes of this Agreement, “employment with the Company” shall include being a Director or an Employee of, or a Consultant to, the Company or an Affiliate. However, if your Award is subject to Section 409A of the Code, whether or not your “employment” with the Company has terminated will be determined in accordance with the regulations issued under Section 409A.

There is no minimum or maximum number of Units that must be purchased upon exercise of the Options. Instead, the Option may be exercised, at any time and from time to time as provided in this Agreement, to purchase any number of Units that are then vested and exercisable according to the provisions of this Agreement.

Notwithstanding any of the foregoing, the Options shall not be exercisable in any event after [_________].

All Options that are not vested on your termination of employment with the Company as provided above shall be automatically cancelled without payment upon such termination.

4.	Payment of Exercise Price. The purchase price of the Units as to which the Options are exercised shall be paid in full at the time of exercise (a) in cash (including by check acceptable to the Company), (b) if the Units are readily tradable on a national securities market or exchange, through a “cashless broker exercise” procedure in accordance with a program established by the Company, (c) with the consent of the Committee, withholding upon such exercise a number of Units having a Fair Market Value equal to the purchase price of the Units with respect to which the Option is being exercised, (d) any other method approved by the Company, or (e) any combination of the foregoing. No fractional Unit shall be transferred upon exercise of the Options. Unless and until a certificate or certificates representing such Units shall have been transferred by the Company to you, you (or the person permitted to exercise the Options in the event of your death) shall not be or have any of the rights or privileges of a unitholder of the Company with respect to Units acquirable upon an exercise of the Options.

5.	Withholding of Taxes. To the extent that the exercise of an Option results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Affiliate, which, with the consent of the Committee, may include withholding a number of Units that would otherwise be delivered on exercise that have an aggregate Fair Market Value that does not exceed the amount of taxes to be withheld, you shall deliver to the Company or the Affiliate such amount of money as the Company or the Affiliate may require to meet its withholding obligations under such applicable law. No delivery of Units shall be made pursuant to the exercise of an Option under this Agreement until you have paid or made arrangements approved by the Company or the Affiliate to satisfy in full the applicable tax withholding requirements of the Company or Affiliate.

6.	Restrictions. By accepting this grant, you agree that the Units that you may acquire by exercising the Options will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (i) the certificates representing the Units purchased under the Options may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Units purchased under the Options on the transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units purchased under the Options.

7.	Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

8.	Insider Trading. The terms of the Company’s Insider Trading Policy with respect to Units are incorporated herein by reference. The timing of the delivery of any Units pursuant to an Option exercise shall be subject to and comply with such policy.

9.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under you.

10.	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Option granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

11.	Modifications. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company. However, the Company may make any change to this Agreement that is not adverse to your rights under this Agreement.

12.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.
          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer all effective as of the day and year first above written.

UCO General Partner, LP,
by its general partner
UCO GP, LLC

By:

Name:

Title: